EX-4.2 (DESCRIPTION OF SECURITIES)
Exhibit 4.2

DESCRIPTION OF TURNING POINT BRANDS, INC.’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Turning Point Brands, Inc. (“the Company,” “we,” “our,” or “us”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our voting common stock, $.01 par value per share.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the rights of the Company’s capital stock and related provisions of the Company’s Registration Rights Agreement (the “Registration Rights Agreement”), Second Amended and Restated Certificate of Incorporation (the “Certificate”), and Amended and Restated By-laws (our “By-laws”) and applicable Delaware law. This description is qualified in its entirety by reference to, and should be read together with the Registration Rights Agreement, the Certificate, our By-laws and applicable Delaware law. Copies of the Registration Rights Agreement, the Certificate and our By-laws are filed as Exhibits 4.1, 3.1, and 3.2, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Authorized Capital Stock

The Company’s authorized capital stock consists of 240,000,000 shares, $0.01 par value per share, of which:

•	190,000,000 shares are designated as voting common stock, (“Common Stock”);
•	10,000,000 shares are designated as non-voting common stock (“Non-Voting Common Stock”); and
•	40,000,000 shares are designated as preferred stock.

Our Common Stock is listed on the New York Stock Exchange under the symbol “TPB.”

Common Stock

Voting Rights

The Certificate authorizes us to issue 190,000,000 shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Holders of our Common Stock do not have cumulative voting rights, which means that the holders of a majority of the outstanding Common Stock voting for the election of directors can elect all directors then being elected. Our Common Stock has the exclusive right to vote for the election of directors and for all other purposes. Our Common Stock votes together as a single class.

Dividends

Holders of shares of Common Stock (and Non-Voting Common Stock) are entitled to receive, ratably, all dividends, if any, declared by our board of directors out of funds legally available for dividends.

Liquidation Rights

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors, if any, the holders of our Common Stock (and Non-Voting Common Stock) will be entitled to receive, pro rata, our remaining assets available for distribution.

Other Rights

Holders of our Common Stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our Common Stock are subject to the rights of the holders of any shares of our preferred stock which we may issue in the future. Our board of directors has the authority to issue up to the authorized number of shares of Common Stock without additional approval by our stockholders.

Restrictions on Ownership by Restricted Investors

The Certificate limits the ownership of our capital stock by individuals and entities that are “Restricted Investors.” For purposes of the Certificate, a “Restricted Investor” is defined as: (i) any entity that directly or indirectly manufactures, sells, markets, distributes or otherwise promotes cigarette paper booklets, filter tubes, injector machines or filter tips in the United States, the District of Columbia, the territories, possessions and military bases of the United States and the Dominion of Canada (a “Bolloré Competitor”), (ii) any entity that owns more than a 20% equity interest in any Bolloré Competitor, or (iii) any person who serves as a director or officer of, or any entity that has the right to appoint an officer or director of, any Bolloré Competitor or of any Entity that owns more than a 20% equity interest in any Bolloré Competitor.

Among other things, the Certificate:

•
limits ownership of our capital stock by any Restricted Investor to 14.9% of outstanding Common Stock and shares convertible or exchangeable therefor (including our Non-Voting Common Stock) (the “Permitted Percentage”);

•
provides that any issuance or transfer of shares in excess of the Permitted Percentage to any Restricted Investor will be ineffective and that neither we nor our transfer agent will register such purported issuance or transfer of shares or be required to recognize the purported transferee or owner as our stockholder for any purpose whatsoever except to exercise our remedies thereunder;

•	permits withholding of dividends and suspends voting rights with respect to any shares held by any Restricted Investor that exceed the Permitted Percentage;

•	permits us to require submission of such documentary and other evidence of status to aid determination of the percentage ownership of our capital stock by such holder;

•	permits our board of directors to authorize us to redeem any shares held by any Restricted Investor that exceeds the Permitted Percentage; and

•	permits our board of directors to make such determinations to ascertain ownership and implement such measures as reasonably may be necessary.

Non-Voting Common Stock

Voting Rights

The Certificate authorizes us to issue 10,000,000 shares of Non-Voting Common Stock. Holders of our Non-Voting Common Stock are not entitled to a vote on any matter submitted to a vote of the stockholders, including the election of directors. Notwithstanding the foregoing, holders of our Non-Voting Common Stock are entitled to vote as a separate class on matters involving amendments to the terms of our Non-Voting Common Stock that would significantly and adversely affect the rights or preferences of the Non-Voting Common Stock.

Dividends

Holders of our Non-Voting Common Stock are entitled to receive, ratably with holders of our Common Stock, all dividends, if any, declared by our board of directors out of funds legally available for dividends.

Liquidation

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors, if any, the holders of our Non-Voting Common Stock (and Common Stock) will be entitled to receive, pro rata, our remaining assets available for distribution.

Other Rights

Holders of our Non-Voting Common Stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities, except as described below. The rights, preferences and privileges of holders of our Non-Voting Common Stock are subject to the rights of the holders of any shares of our preferred stock which we may issue in the future. Our Non-Voting Common Stock, which is identical to the Common Stock, with the exception of voting rights, is convertible into shares of our Common Stock on a one-for-one basis at the sole discretion of our board of directors. Our board of directors may give consideration to converting shares of Non-Voting Common Stock into Common Stock at any time. Our board of directors has the authority to issue up to the authorized number of shares of Non-Voting Common Stock without additional approval by our stockholders.

Preferred Stock

The Certificate authorizes us to issue up to 40,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and the Certificate, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on and to issue up to the authorized number of shares of preferred stock without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of our Common Stock, which could have an adverse impact on the market price of our Common Stock.

Anti-takeover Effects of Certain Provisions of the Certificate and our By-laws

Several provisions of the Certificate and our By-laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Election and Removal of Directors

The Certificate does not provide for cumulative voting in the election of directors. Our By-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. The Certificate also provides that a director may be removed at any time, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Company then entitled to vote at an election of directors, voting together as a single class. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Stockholders

The Certificate and our By-laws provide that special meetings of our stockholders entitled to vote may be called only by the board of directors acting pursuant to a resolution adopted by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. The business transacted at the special meeting is limited to the business that was brought before the meeting by or at the direction of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our By-laws provide that stockholders entitled to vote seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 45 days nor more than 75 days prior to the anniversary date of the date on which we mailed our proxy materials for the immediately preceding year’s annual meeting of stockholders. Our By-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede a stockholder’s ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Preferred Stock

The Certificate gives our board of directors the sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control.

Amendment of the Certificate and our By-laws

We may amend the Certificate in accordance with the requirements of the DGCL; provided, however, that an affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company then entitled to vote thereon, voting together as a single class, is required to amend or to repeal certain provisions of the Certificate, including the provisions relating to the number of directors, director and officer indemnification and certain amendments of the Certificate and our By-laws. Our By-laws may be amended by a majority vote of the full board of directors, or by a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company then entitled to vote thereon, voting together as a single class.

Board of Directors Vacancies

The Certificate and our By-laws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors will be set only by resolution adopted by a majority vote of the full board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Delaware Takeover Statute

We have opted out of Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder, as defined below, for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Forum for adjudication of disputes

The Certificate provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting breach of a fiduciary duty owed by any director, officer or other employee of ours, any action asserting a claim arising pursuant to the DGCL or any action asserting a claim governed by the internal affairs doctrine. Although we have included a choice of forum provision in the Certificate, it is possible that a court could rule that such provision is inapplicable or unenforceable. In addition, this provision would not affect the ability of our stockholders to seek remedies under the federal securities laws.

Corporate Opportunity

The Certificate provides that the doctrine of “corporate opportunity” does not apply against Standard General L.P. or any of its “Affiliates” (as defined below) in a manner that would prohibit it from investing in competing businesses or doing business with our clients or customers. In addition, Standard General and its Affiliates are permitted to engage in business activities or invest in or acquire businesses which may compete with our business or do business with any client of ours. Our Certificate defines “Affiliate” as, with respect to Standard General L.P. and subject to certain limitations, any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with Standard General L.P.

Directors’ Liability; Indemnification of Directors and Officers

The Certificate and our By-laws limit the liability of our officers and directors to the fullest extent permitted by the DGCL and provide that we will provide them with customary indemnification. We have customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Registration Rights Agreement

In connection with our May 2016 initial public offering, we entered into the Registration Rights Agreement with Standard General L.P and certain other stockholders.

Subject to several exceptions, including underwriter cutbacks, limitations on offering size and our right to defer a demand registration under certain circumstances, Standard General L.P. can require that we register for resale its shares of our Common Stock on Form S-3.

The Registration Rights Agreement also includes customary piggyback rights for parties to the agreement in connection with registrations by us, including registrations filed in connection with a demand registration. Piggyback registration rights are subject to customary underwriter cutback provisions, except with respect to shares offered by us.

In connection with the registrations described above, we will indemnify any selling stockholders, or contribute to payments the selling stockholders may be required to make, and we will bear all fees, costs and expenses (except underwriting commissions and discounts and fees and expenses of financial advisors of the selling stockholders and their internal and similar costs).

Transfer Agent

The transfer agent for our Common Stock is EQ Shareowner Services.